UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

(as filed)

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SUPERTEX, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 10, 2014, Supertex, Inc., a California corporation (“Registrant” or the “Company”), filed with the Securities and Exchange Commission (the “SEC”) its definitive proxy statement (the “Proxy Statement”) relating to a special meeting of shareholders to be held on April 1, 2014 to consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated February 9, 2014, by and among the Company, Microchip Technology Incorporated, a Delaware corporation (“Parent” or “Microchip”), and Orchid Acquisition Corporation, a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and approve the principal terms of the merger (the “Merger”) as contemplated by the Merger Agreement.

This filing contains supplements to the disclosures made in the Proxy Statement, and should be read alongside the Proxy Statement. To the extent that information in this filing differs from or updates information contained in the Proxy Statement, this filing is more current. Any defined terms used but not defined herein shall have the meanings set forth in the Proxy Statement.

As previously disclosed on page 47 of the Proxy Statement, a purported class action lawsuit was filed in the Superior Court of California, Santa Clara against the Company, the Company’s officers and directors, Parent and Merger Sub. The complaint alleges, among other things, that (1) our officers and directors violated fiduciary duties to our stockholders by approving the Merger Consideration and the Merger and certain terms of the Merger Agreement related to our ability to solicit or consider or accept alternative proposals, (2) Supertex, Parent and Merger Sub aided and abetted that breach, (3) our officers and directors have a self-interest in the transaction in that they are entitled to acceleration of stock options and certain benefits under change of control provisions, (4) our officers and directors did not make sufficient efforts to obtain the highest price available, (5) the Merger Consideration is unfair and inadequate for reasons including but not limited to that it fails to fully value our recent performance and growth prospects, and (6) the proxy statement filed by Supertex is materially misleading because it fails to disclose information about the sales process, information about Oppenheimer’s financial analysis, and information about the Company’s financial projections. The complaint, seeks, among other things, an injunction prohibiting consummation of the Merger, rescission or damages in the event the Merger is consummated, and attorneys’ fees and expenses. The full complaint was attached as Annex E to the Proxy Statement.

On March 7, 2014, High Rate Return filed a shareholder class action in the same court, against the same defendants, making similar allegations. On March 19, 2014, the two putative class actions were consolidated (the “Consolidated Action”) under the caption In re Supertex, Inc. Shareholders’ Litigation (Consolidated Case No.: 1-14-CV-26174). On March 24, 2014 plaintiffs in the Consolidated Action filed a motion for a preliminary injunction seeking to enjoin shareholder vote on the merger.

On March 26, 2014, counsel for the parties in the Consolidated Action reached an agreement in principle under which they agreed on the terms of a settlement of all claims relating to the Merger. In connection with the settlement contemplated by that agreement in principle, the motion for preliminary injunction will be withdrawn and the Consolidated Action and all claims therein will be dismissed with prejudice. The terms of the settlement contemplated by that agreement in principle require that the Company make certain supplemental disclosures to the Definitive Proxy Statement, which are contained in this Current Report on Form 8-K. The agreement in principle further contemplates that the parties will enter into a stipulation of settlement, which will be subject to customary conditions, including court approval following notice to the Company’s stockholders. The proposed settlement is conditioned upon, among other things, consummation of the Merger and final approval of the proposed settlement by the court. In addition, in connection with the settlement and as provided in the stipulation of settlement, defendants will be released by the plaintiffs from all claims arising out of the Merger and the transactions contemplated by the Merger.

The settlement will not affect the timing of the Merger or the amount of Merger Consideration to be paid in the merger. The Merger may be consummated prior to final court approval of the settlement.

There can be no assurances that the parties will ultimately enter into a stipulation of settlement or that the court will approve such a settlement. In such event, the proposed settlement as set forth in the agreement in principle may be terminated. The Company and the other named defendants vigorously deny all liability with respect to the facts and claims alleged in the complaints, and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or adversely affecting the Merger and the related transactions, to minimize the expense of defending the complaints, and to provide additional information to the Company’s shareholders at a time and in a manner that would not cause any delay of the Merger, the Company and the other named defendants agreed to the settlement described above. The Company and the other named defendants further considered it desirable that this matter be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of litigation and to eliminate the risk of any delay to the closing of the Merger.

***

On February 7, 2014, the Company’s board of directors (the “Board”) approved an amendment to the Company’s 2009 Equity Incentive Plan (the “Plan”) to provide that upon a change of control, such as the proposed merger (the “Merger”) with Microchip Technology Incorporated (“Microchip”), all options granted under the Plan then held by outsider directors would accelerate and become fully vested. Previously, the Plan had only provided for the vesting of such options to accelerate one year. As a result, 19,000 options held by each outside director will vest upon closing of the Merger, of which 9,000 would have vested without the amendment to the Plan adopted on February 7, 2014, and 10,000 vest due to such amendment. The adoption of the amendment to the Plan did not result in any change to the $33.00 per share to be received by each Company shareholder as a result of the Merger.

Although at the request of Henry C Pao, Company CEO and Board member, the Company’s non-disclosure agreement with Microchip dated January 14, 2014, did not grant Microchip exclusivity, Company management considered the main benefit of such to be that it could respond to and encourage any third party that expressed interest in doing a strategic transaction with the Company while negotiations with Microchip were progressing. The Company’s board of directors, after conferring with Company management and representatives of Oppenheimer & Co., Inc. (“Oppenheimer”), determined that contacting other potential buyers was unlikely to result in a higher offer for several reasons, including the relative attractiveness of the Microchip offer and the short time-frame involved, and could in fact be detrimental to the Microchip proposed transaction if Microchip learned of such contacts.

Company management typically prepared a one-year forecast in late March of each year in connection with the annual budget for the subsequent fiscal year which was presented to the Board for its review and approval. The Board and Company management did not believe that long-term forecasts were a meaningful management tool because of the historic variability of Company revenue and the cyclical nature of the semiconductor industry. The Management Case described on page 41 and 42 of the proxy statement (the “Management Case”) was developed by Dr. Pao and Benedict Choy, the only management team members then aware of the proposed Merger, at Oppenheimer’s request for purposes of Oppenheimer’s discounted cash flow analysis, which was one factor considered by Oppenheimer in rendering its fairness opinion. The outside directors were never involved in the development of the one-year forecasts included within the annual fiscal year budgets or with the Management Case. At the Board meeting held on February 7, 2014, the Management Case, including its underlying assumptions, was presented to the Board for its information since the Management Case had provided the basis for Oppenheimer’s discounted cash flow analysis.

In the event of a breach by Microchip of its obligation to conduct the Merger under the Company’s agreement with Microchip governing the Merger, Oppenheimer would be entitled, pursuant to its engagement letter with the Company dated January 14, 2014, to twenty percent (20%) of any damages recovered by the Company in litigation or via settlement.

The Company believes that it competes primarily on the basis of product innovation and responsiveness to changing needs of customers. As a result, the Company strives to work with customers to learn of their future requirements so that it can develop products that they will design into their systems. Even if the Company does achieve a design win, the customer’s system may never go into volume production due to various reasons or the production volume may be smaller than the Company had anticipated. Although the Company attempts to develop products which will be useful for multiple customers, the Company may misjudge the market and develop a product which may be useful for only a very few customers. In recent years, Company product introductions have averaged in excess of 20 per year.

The Company does not currently expect any material adjustments to its fiscal year 2011 and 2012 Federal income tax filings which were subject to an IRS audit, based on preliminary interactions with the Internal Revenue Service.

Forward-Looking Statements

Certain statements contained herein including, but not limited to, statements regarding the terms of the merger, including the expected timing of the special meeting, and the expected litigation settlement are forward-looking statements within the meaning of the Private Securities Reform Act of 1995 that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, the risk that we will not hold the special meeting as planned, that we will not settle the litigation on favorable terms or at all, that the settlement agreement may not be approved by the court, and other risks detailed from time to time in the reports Registrant files with the SEC including in Registrant’s Form 8-K, 10-Q, and 10-K filings. Copies of reports Registrant filed with the SEC are posted on its website and is available from Registrant without charge. Such forward-looking statements should be considered in light of various important factors, including those listed on pages 13 and 14 of the Proxy Statement. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Registrant, Parent and Merger Sub disclaim any obligation to update these forward-looking statements to reflect future events or circumstances.

Additional Information and Where to Find It

Registrant filed the Proxy Statement with the SEC on March 10, 2014 in connection with the proposed Merger with Merger Sub, pursuant to which Registrant would be acquired by Microchip. Investors and shareholders are urged to read the Proxy Statement and any other relevant documents filed with the SEC because they will contain important information regarding Registrant, Microchip, the proposed Merger, the persons soliciting proxies in connection with the proposed Merger on behalf of Registrant and the interests of those persons in the proposed Merger and related matters. Investors and shareholders can obtain a copy of the Proxy Statement and other documents filed by Registrant with the SEC free of charge at the Web site maintained by the SEC at http://www.sec.gov. In addition, documents filed with the SEC by Registrants are available free of charge by contacting Supertex Investor Relations (Phil Kagel, 408-222-8888).

Participants in Solicitation

Registrant, and its directors, executive officers, and employees may be deemed to be participants in the solicitation of proxies from Registrant’s shareholders in connection with the proposed Merger and related items. Information regarding the directors and executive officers of Registrant and their ownership of Registrant shares is set forth in Registrant’s definitive proxy statement as well as the supplemental information contained herein.